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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE



AUGUST 1, 2000                                      NEW YORK STOCK EXCHANGE: USV


BC Oil Ventures, LLC, one of U.S. Restaurant Properties, Inc.'s Largest Tenants, Files Chapter 11 Bankruptcy Petition

       DALLAS, TX--U.S. Restaurant Properties, Inc. (NYSE: USV) acknowledged the filing yesterday by BC Oil Ventures, LLC, one of its largest tenants, of a Chapter 11 bankruptcy petition with the Central District of California U.S. Bankruptcy Court. BC Oil Ventures, LLC leases 26 properties and one wholesale terminal in Hawaii, 11 properties in California and one property in Texas, representing approximately 4.4% of the Company's total portfolio of 887 properties.

       For the six month period ended June 30, 2000, rental revenues from these leases contributed approximately 4.2% to the Company's total rental revenues of $38.53 million for the same period. As of June 30, 2000, the Company had reserved for all outstanding notes and accounts receivable associated with this tenant and had reviewed the carrying value of the underlying properties and recorded reserves where appropriate. The Company has the infrastructure in place to deal with under-performing assets and will continue to closely monitor this operator as it restructures the operations.

       U.S. Restaurant Properties, Inc. is a non-taxed financial services and real estate company dedicated to acquiring, managing, financing, and selectively developing branded service retail properties (primarily chain restaurants and service stations such as Burger King(R), Arby's(R), Chili's(R), Pizza Hut(R), Shell(R), and ExxonMobil(R)). The company currently owns or finances 887 properties located in 48 states.

       For further information, call Investor Relations at 972-387-1487, ext.
147.


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